Exhibit 99.1

ALLERGAN
2525 Dupont Drive, P.O. Box 19534, Irvine, California, USA 92623-9534 Telephone: (714) 246-4500 Website: www.allergan.corn

May 21, 2014

William A. Ackman

Pershing Square Capital Management, L.P.

888 Seventh Avenue, 42nd Floor

New York, NY 10019

Dear Mr. Ackman:

We confirm receipt of your latest letter which has been distributed to the entire Board. As we have previously indicated, the Board is well aware of its fiduciary duties to all stockholders and is being well-advised by its independent advisors as it responds to Valeant and Pershing Square. The entire Board will carefully review any revised proposal that Valeant makes and compare it to numerous other options, with a focus on enhancing the long-term value of Allergan for all stockholders. Mr. Pyott is an essential element in any such evaluation. The Board has complete confidence in David and his objectiveness.

On behalf of the Board of Directors,

/s/ Michael Gallagher
Michael Gallagher Lead Director